Exhibit 99.2


                        Capital Trust Q3 04 Earnings Call
                        ---------------------------------
                                November 4, 2004

        Conference Coordinator:

        Hello and welcome to the Capital Trust third quarter 2004 results conference call. Before we begin, please be advised that the forward-looking statements expressed in today's call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company's and its Funds' loan and investment portfolios; the continued maturity and satisfaction of the Company's portfolio assets; as well as other risks contained in the Company's latest Form 10K and Form 10Q filings with the Securities and Exchange
Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

        There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.

        John Klopp:

        Good morning everyone. Thank you for joining us and for your continued interest in Capital Trust.

        Last night we reported our results for the quarter ended September 30 and filed our 10-Q. The bottom line is 51 cents per share, 4 cents ahead of Q2 and dead on our target. Brian will dig into the detailed numbers in just a moment, but first I want to review the highlights of what was certainly the busiest, and we believe one of the most



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successful, quarters in the history of Capital Trust. Hold on, because we have a lot to cover.

        The primary drivers of CT's business model can be boiled down into 3 categories:

        First, Finding Good Assets - originating credit-solid investments in the face of increased competition.

        Second, Leveraging Efficiently - driving down our cost of funds and actively managing our asset/liability mix and

        Third, Raising Equity Capital - to support our investment programs, both for our own account and our managed funds.

        On all three fronts, we made significant  accomplishments  last quarter.

        We closed just under $400 million of new investments in 58 separate transactions, bringing total originations for the year to approximately $800 million. $345 million of the quarter's production was for CT's balance sheet, led by our purchase in late July of a $251 million portfolio of floating rate B Notes from GMAC. Working with 4 different counterparties, we originated 15 additional B Notes and CMBS investments aggregating $94 million prior to quarter end. We continue to originate our traditional mezzanine loan product, but our current strategy for the balance sheet is also focused on smaller-balance, lower Loan-to-Value B Notes and CMBS, where today we are finding more opportunities and better risk-adjusted returns. Fund III closed 2 investments totaling $52 million during the quarter, reflecting the intense competition for large-balance mezzanine loans backed by Class A properties. Our current pipeline of opportunities for both CT and Fund III is quite active, but we are definitely working harder to deploy the Fund's capital than in the past. Going forward, the keys to origination volume will be flexibility and



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relationships.  At CT, we have the experience and  infrastructure  to retool our investment strategies as market opportunities shift, plus the breadth and depth of relationships with 1st mortgage lenders to ensure continued product flow.

        In late July, we closed our 1st CDO financing, selling $253 million of investment grade floating rate liabilities backed by the GMAC assets and $73 million of similar collateral from our own portfolio. The 1st CDO secured primarily by B Notes and mezzanine loans and the 1st commercial real estate CDO with a reinvesting feature, this ground-breaking transaction provides the perfect financing vehicle for our target assets. The economics are compelling--a roughly 80% advance rate at a cash cost of approximately LIBOR + 60 basis points--and structure superior to our existing credit facilities--term matched, no mark to market and non recourse. We are already hard at work on CDO-2 and believe that this technology will reduce our cost of capital and open new investment opportunities to the Company.

        Also in late July, we completed a 4 million share public offering, raising $42 million of primary capital and transforming $45 million of convertible debentures into common equity. In September, strategic investor W.R. Berkley Corporation exercised their warrants, and holders of the remaining $45 million of convertible debentures converted their securities into 2.1 million common shares. These capital transactions, coupled with a revaluation of our CMBS portfolio, increased Shareholders' Equity to over $300 million and book value to over $20 per share. At September 30, our debt-to-equity ratio stood at 1.5-to-1, and we have the available liquidity in hand to substantially grow our asset base.


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        In a market environment  characterized by  ever-increasing  competition,
Capital Trust continues to thrive. Year to date, we have increased assets by almost 100%, increased Shareholders' Equity by over 200% and increased Book Value per share by over 40%. Year over year, we have increased net income by 25%. The credit quality of all of our portfolios remains strong, and the risk profile of our balance sheet has been substantially reduced.

        In the coming quarters, our growth will come from fully deploying and leveraging our existing capital, continuing to use CDO technology to reduce our funding costs and expand our product mix, harvesting incentive management fees from our existing funds, and growing our third-party assets under management through the creation of new funds. Our mission is to grow dividends per share, and our policy is to set our payout at a level we feel is comfortably sustainable and consistent with maintaining REIT status. In the 4th quarter, our Board of Directors will reassess our current dividend payout of 45 cents in light of that policy.

        When we started this business 7 1/2 years ago, real estate mezzanine investing was viewed as an exotic, somewhat suspect, pursuit. Today, mezzanine has gone mainstream, becoming an established part of the real estate debt capital markets and, along the way, attracting a wave of new participants. Increased competition has created spread compression and, in some instances, credit drift. In this environment, long term success will depend on careful underwriting and creative structuring. At Capital Trust, we have what it takes.

        Now I will turn it over to Brian to discuss the results in greater detail.


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        Brian Oswald:

        Thank you John and good morning everyone.

        As John discussed, we have been very busy on both sides of the balance sheet. It's difficult to decide where to begin, but let's start with the CDO.

        On July 20th, we completed two simultaneous transactions, which together we refer to as CDO-1. In the first, we purchased 40 floating rate B Notes and one mezzanine loan from GMAC for $251.2 million. These loans were priced to yield approximately LIBOR + 459 bps, before adjustment for any anticipated credit losses.

        In the second, we contributed the GMAC assets along with assets of approximately $73 million from our own portfolio, to a wholly owned subsidiary and issued $320.8 million of floating rate CDOs. Of the $320.8 million, $252.8 million was rated investment grade and sold to third-party investors, with the balance retained by CT. CDO-1 is callable after two years and includes a four-year reinvestment period during which we can reinvest any principal payments received in new qualifying investments. This feature allows us to use this vehicle for the next four years as the equivalent of a revolving credit facility. The investment grade securities were issued with a blended average coupon of LIBOR + 62 bps or approximately LIBOR + 104 bps after the amortization of all fees and expenses.

        The net balance sheet effect of the CDO-1 transaction is an increase in loans and debt by approximately $250 million each. CT will be initially recording a return of LIBOR + 405 bps on the purchased assets, after adjusting the cash flows for anticipated credit losses on the purchased assets. The initial anticipated effect of the CDO-1 transaction is an increase in annual net income of approximately $7.5 million.


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        In  addition  to the  assets  acquired  in  the  CDO-1  transaction,  we originated 14 new B-notes totaling $69.3 million and one new CMBS investment for $24.5 million. While we only added the one $24.5 million CMBS investment, CMBS increased by $55.5 million during the third quarter. The additional increase in the CMBS portfolio was primarily due to a general tightening of spreads on subordinate CMBS and improvements in the credit characteristics of certain of our bonds which drove a $35.5 million increase in the valuation of our existing CMBS portfolio.

        Overall, total assets were $787 million at September 30, 2004, an increase of $315 million or 66.7% from the $472 million at June 30, 2004 and an increase of $387 million or 96.8% from the $400 million at December 31, 2003.

        On the liabilities and equity side of the balance sheet, there was a flurry of activity during the second and third quarters which began with our sale of 1,635,000 shares of common stock and warrants to purchase an additional 365,000 shares to W. R. Berkley Corporation in May and June of this year. In September, Berkley exercised its warrants for the additional 365,000 shares. The net proceeds from the 2,000,000 shares issued to Berkley were $46.5 million.

        On July 28th, we announced the closing of a public offering of 4,025,000 shares of CT common stock at a price of $23.75 per share. We sold approximately
1.9 million primary shares, including 525,000 shares pursuant to an over-allotment option exercised by the underwriters. The net proceeds were approximately $41.6 million after payment of all expenses.

        In addition to the  primary  shares that we sold,  holders of 50% of our
convertible  junior  subordinated   debentures  converted  their  securities  to
approximately  2.1 million


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shares of common  stock and sold those  shares in the  offering.  The  remaining holders of the debentures converted their securities on September 29, 2004 into an additional 2.1 million shares of common stock. Going forward, these conversions will eliminate approximately $9.0 million of interest expense on an annual basis.

        Our debt-to-equity ratio decreased significantly from June 30th to September 30th as a result of the new equity and the conversion of the debentures. At June 30th, our debt-to-equity ratio was 2.3 to 1 and at September 30th, it stands at 1.5 to 1.

        Our liquidity position remains strong, and we currently have approximately $63 million of liquidity, including $6 million of cash on hand and $57 million of available borrowings under our committed credit facilities. We believe that this level of liquidity is adequate to fund our near term needs, including funding our equity commitments to Fund III and originations of new loans and investments for our balance sheet.

        We reported net income of $5.9 million for the quarter ended September 30, 2004 compared to $4.8 million for the same period in the prior year. Net income for the nine months ended September 30, 2004 was $12.5 million compared to $9.7 million in the prior year.

        On a per share basis, net income of 51 cents per share (diluted) is an increase of four cents per share compared to the second quarter of this year and a decrease of fifteen cents per share from the third quarter of last year. For the nine months ended September 30, 2004, net income totaled $1.45 per share (diluted) compared to $1.67 for the same period in the prior year.



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        A simple  comparison  to last year is  somewhat  misleading  because the prior year results for the third quarter included a prepayment penalty on a fixed rate loan which generated an additional $2.4 million of revenue.

        Getting into the details, and comparing this quarter to last quarter, net interest income was up $3.4 million due to the substantial increase in average earning assets, increasing from $398 million in last quarter to $639 million in this quarter, primarily as a result of the CDO-1 transaction while interest expense increased only $424,000, as we utilized additional equity to reduce secured debt and used the CDO-1 liability, which carries lower interest costs than other secured debt. Most of the decrease in other income was the result of the $300,000 gain recognized on the sale of the Freddie Mac securities in the previous quarter and the reduction in income from Fund II, as the assets continue to repay at an accelerated rate. General and administrative expenses were $736,000 higher than the prior quarter due primarily to increased compensation accruals, as annual bonuses are accrued based on a percentage of expected annual net income before bonuses. Finally, we reversed all of the income taxes that were provided in earlier quarters of this year, as our taxable REIT subsidiaries generated losses in the third quarter in excess of earlier quarter's net income.

        Within our investment management business, we earn base management fees and have the potential to receive significant future incentive management fees. As disclosed in the 10-Q, if Fund II's assets were sold and its liabilities settled on October 1st at the recorded book value, which is net of an allowance for possible credit losses, and the fund equity and income were distributed, we would record approximately $8.0 million of incentive income representing our share of the incentive management fees. This amount



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will change based upon the duration and  performance  of the assets in the fund.
We are approaching the point where we will begin to receive this incentive compensation and are projecting that we will potentially begin recognizing this additional income in the first quarter of 2005.

        Fund III has a similar incentive management fee structure. We began deploying the Fund's $425 million of committed capital in June of 2003 and have originated over $573 million of loans and investments through September 30th. At September 30th, Fund III had fifteen outstanding loans and investments totaling $431.9 million, after repayments and sell-downs. Both Fund II and Fund III's investment portfolios are 100% performing and have not experienced any losses.

        In September, we declared a dividend of forty-five cents per share payable to holders of record on September 14th, which was paid on October 15th.

        We remain committed to maintaining an asset/liability mix which minimizes the negative effects of changes in interest rates on our future results. In the current interest rate environment, we are maintaining a net positive floating rate exposure on our balance sheet, with $161 million more floating rate assets than floating rate liabilities. Based upon assets, liabilities and hedges in place at September 30th and taking into account floors in place on some of our loans receivable, an increase in LIBOR of 100 basis points would increase annual net income by approximately $1.5 million. Further, a 300 basis point spike in LIBOR would positively impact our earnings by approximately $4.8 million.

        Our book value per share varies based upon a number of factors and in this quarter were driven by sales of common stock and changes in the market value of our


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CMBS investments,  which we hold as available-for-sale  securities.
We mark these assets to fair value based on independent third party valuations. Any changes in value, up or down, are accomplished through equity, without any effects on our P&L. During the third quarter of this year, we experienced a $35.5 million increase in the value of the CMBS portfolio due to a general tightening of spreads on subordinate CMBS and improvements in the credit characteristics of certain of our bonds. This factor, along with the effects of the common equity raised during the quarter, resulted a dramatic increase in our book value per share during the quarter. Our calculation of book value per share, $20.45 at September 30th, includes 159,000 shares representing in-the-money options, in addition to the 15 million shares outstanding at that time. This is $4.10 per share, or 25%, higher than the $16.35 reported at June 30th, which included 174,000 shares of in-the-money options and warrants, in addition to the 8.4 million shares outstanding at that time.

        That wraps it up for the financials, and at this point, I'll turn it back to John.

        John Klopp:

        Thanks, Brian. At this point, we will open it up for any of your questions.

        Conference Coordinator:

        If you would like to ask a question, please press star and 1 on your touchtone phone. To withdraw your question, press the pound sign.

        Again, if you would like to ask a question, please press star and 1 on your touchtone phone at this time.

        Our first question comes from Don Destino with JMP Securities. Please go ahead.


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        Don Destino:

        Hi guys, congrats on a great quarter. Given where the B note and mezzanine markets are right now what does that say about your prospects of raising a fourth fund when Fund III is through its investment period?

        John Klopp:

        Thanks, Don.

        There is demand in the marketplace for mezzanine products for the same reasons that you have seen including a number of new players appearing on the scene with the ongoing desire for investments that produce current yield and are secured by hard assets (particularly real estate). The demand is there.

        We are in the process of deploying Fund III and as Brian mentioned, we are approaching $600 million of total originations to date in Fund III, but it is tough, there is no question about it.

        The investment strategy of Fund III was specifically designed to focus on larger ($15 million and above) transactions of high quality, stabilized, income-producing commercial real estate properties. In this sector of large loan pristine assets, there is an enormous amount of competition today. However, we continue to originate what we believe are solid risk adjusted return assets for Fund III and we are chopping our way through the wood pile of deploying that capital.

        We are considering what we might do next June, the end of the scheduled investment period for Fund III. We have always tried to adapt our investment strategies to what we think the current or then current market opportunities are. I do not know what we will do about Fund IV at that point in time because we need to see how we do in


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terms of deployment between now and then and what the market configuration is at that point in time. I continue to believe that there is a strong appetite, both in the public market and in the private capital market for the types of investments we are making. There are opportunities but we may recalibrate the specific targeting for our next fund offering in accordance with what we perceive to be the best opportunity at that point in time. We will certainly remain in the investment management business, but we may shift the format.

        Don Destino:

        That is helpful. Does potentially recognizing incentive fees from Fund II in Q1 '05 move up the scheduled fees a quarter or two? We were thinking more towards the second half of '05.

        Brian Oswald:

        I believe that is true. We have seen a significant acceleration of pay offs in Fund II, and the incentive fee works such that we return all of the capital and a 10% return first and then there is an 80/20 catch-up on the next dollars coming in and then it switches back to 20/80. So, it is very concentrated at the beginning. We have moved our expectation for the incentive fees forward because we anticipate getting to a point where we return all of the capital and a 10% return some time in the early part of 2005.

        Don Destino:

        Got it.

        John Klopp:

        We are not in control of when these assets pay off, but we are clearly anticipating that we will cross the threshold of returning all of the capital plus achieving the preferred


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return on that capital, 10% preferred return, sometime sooner than we previously anticipated.

        Don Destino:

        Would it be fair to characterize that as a double-edged sword meaning that it is nice to get the money sooner, but it would be a little nicer if it was out there a little longer?

        John Klopp:

        I think that is absolutely correct. Duration counts and in terms of absolute dollars of earnings and our share of the profits it can be a double-edged sword. The credit quality of our portfolio is very strong, the markets are very hot and these assets are repaying more quickly than we had anticipated.

        Don Destino:

        All right. Is it possible to decipher which portion of the CMBS write up was credit-related and what portion was just spread-related?

        John Klopp:

        To clarify, you used the phrase "credit-related versus spread-related" in your question and I wanted to make it clear that spread can be used as a proxy for credit. In general, spreads have come in quite significantly on subordinate CMBS, BB generic spreads in the last quarter have probably come in 90 to 100 basis points reflecting the demand for this kind of product and reflecting in part the CDO bid, meaning the existence of CDO financing technology which has produced more efficient financing for large portfolios of these kinds of assets and some demand is driven by that availability.


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        The increase in the valuation of our specific portfolio is linked to the general market tightening but it is also specific to our individual bonds. And in some instances we found that specific bonds that we hold have had significant credit improvements in the underlying collateral that serves as the security for those CMBS bonds. It is both market and specific bond movements which are both credit-related. These are fixed rate assets that we hold on our balance sheet but we also have in place hedges which are designed to protect the assets from changes in absolute interest rates. In conclusion, the movement in the third quarter was credit-related.

        Don Destino:

        Spread is tightening throughout the market, but also is a portion of that approximately $30 million write up due to the credit performance of the actual loans and underlying bonds of your specific holdings?

        Brian Oswald:

        Yes. That is right.

        John Klopp:

        Yes, it was both.

        Don Destino:

        I got it.  Okay, thank you.

        Conference Coordinator:

        We'll move next to Don Fandetti, with Wachovia Securities. Please go ahead.

        Donald Fandetti:


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        Hi,  good  morning.  A couple  of  quick  questions:  Is the $8  million incentive fee a taxable event in your TRS? Any thoughts on how you might offset that or would you just pay the tax?

        John Klopp:

        The simple answer is unfortunately, we will just pay the tax. Brian, do you want to get into specifics?

        Brian Oswald:

        Yes, we have already been paying that tax because this is a book/tax difference for us. This difference has generated most of the deferred tax asset that is on our balance sheet. Therefore, we will just be recognizing it as an expense for GAAP purposes given that the taxes have already been paid to the IRS.

        Donald Fandetti:

        Okay. And if I look at Page 14 of your 10Q, under your segment reporting, it looks like your TRS or investment management business had a greater increase of G&A allocated, yet revenues were essentially unchanged. Can you talk about that?

        Brian Oswald:

        I mentioned earlier that G&A was up because we accrue our bonuses based on our projected net income for the year. As all of our compensation expenses are in the TRS, all of the increase would come through the TRS.

        Donald Fandetti:

        Okay, that makes sense. And then lastly on CDO-2, should we expect a similar type of sourcing for new investments where you have some new assets plus current assets on your balance sheet?


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        John Klopp:

        The answer is that while I mentioned it and we are working on it, it is still preliminary.

        In terms of exactly what CDO-2 would look like as compared to CDO-1, clearly, there is a need for a critical mass of assets and a level of diversification in order to make this type of financing work. We have existing collateral on our balance sheet that could work for a subsequent CDO-2, but we are always actively looking in the marketplace to increase our collateral base in part for this type of CDO financing but also in general to increase our interest earning assets.

        Donald Fandetti:

        Maybe you can't comment on this, but what does it mean that you started CDO-2? Have you signed an agreement with a bank or are you just kicking it around?

        John Klopp:

        I would say somewhere in between. We have signed nothing, but we are certainly working more diligently than just kicking it around.

        We are trying to assess what is available in the marketplace in terms of collateral and what is available in terms of the evolving CDO marketplace for financing these types of assets and making sure that what we put in place is both accretive to the company and expansive in terms of the types of products that we can handle. We are working on CDO-2, but we certainly are not there and have not signed anything or locked in with anyone.

        Donald Fandetti:


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        Okay,  great.  Some of your peers are running at a return on equity in a
15% range, where do you think you can run CT from a return on equity perspective?

        John Klopp:

        In terms of return on equity for CT, we are targeting a range of low to mid teens, given the underlying risk profile of our assets. We are trying to calibrate our risk adjusted return to the kinds of assets that we are originating for our balance sheet. And when comparing relative ROEs, you need to also factor in relative risk profile. We have always been a subordinated debt provider, not a disguised equity partner. There is a broad range of what people refer to as mezzanine, and we have generally played on the lower risk end of that spectrum. It also depends on what kind of leverage ratio you are running. We are currently relatively under-levered on the balance sheet compared to the risk profile of our assets and we are in the process of deploying that capital and leveraging it.

        Donald Fandetti:

        Okay, thanks a lot.  I appreciate that.

        John Klopp:

        Thanks, Don.

        Conference Coordinator:

        Again, if you would like to ask a question, please press the star and 1 on your touchtone phone at this time.

        Our next question comes from Richard Shane with Jefferies. Please go ahead.

        Richard Shane:

        Hi, guys, good morning.


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        Most of our  questions  have been asked,  but just a couple of different things. On the incentive fee, what would be the timeframe for recognizing an incentive fee? Is it a 12-month, 24-month type of thing? Just help us understand how we should look at that sort of layering into income going forward.

        John Klopp:

        Unfortunately, it depends on the uncontrollable variable of how our loans in Fund II or Fund III pay back. We have an expectation but we do not have any control.

        As previously mentioned by Brian the mechanics of the incentive management fees works as follows: as loans pay back, there is a formulaic system whereby the investors in the fund receive 100% of their capital back and a 10% return on that capital deployed; the next dollars that come out as distributions from the fund are again subject to a formulaic catch-up provision where 80% of dollars that are distributed go to the sponsors in the form of incentive management fees until the sponsors have received 20% of all of the profits, at which time it flips back to 20/80.

        Given that Fund II invests in rather large loans, average ticket size $25-$30 million dollars, the incentive fees will be somewhat lumpy and hard to predict in terms of precise timing. We expect the realization of the incentive management fees in Fund II to largely occur within a four or five-quarter time period from when they start.

        Richard Shane:

        And given the comment that you could start as early as Q1 '05, is there a specific event that's been identified that's causing you to put that sort of timing on it?

        John Klopp:


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Page 19


        No, it is the sequential process of loans paying off and how they pay off. The order and magnitude of pay-offs really determines the timing of the incentive management fee realization. I would again say, for better or worse, it is likely to be lumpy and somewhat front-end loaded.

        Richard Shane:

        Okay, great.  Thank you, guys.

        John Klopp:

        Thanks, Rick.

        Conference Coordinator:

        Our next question comes from Henry Stockman with Bear Stearns.

        Please go ahead.

        Henry Stockman:

        Hi. Can you guys give any  guidance  as to target  size for CDO-2?

        John Klopp: No.

        Henry Stockman:

        And then the other question is: on the off-balance sheet funds there is mention in the prospectus that accompanied the secondary offering that your target size for filling out Fund III was as large as one billion dollars. How far along are you in filling that out?

        John Klopp:

        We have originated approximately $600 million of total investments in Fund III to date from the outset of the Fund which was June of 2003.


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        We raised $425 million of total committed  equity capital.  And the fund has a maximum leverage parameter of 2:1 debt to equity. If it were to be fully deployed and fully leveraged it could produce in excess of a billion dollars of total investments. I do not think we ever anticipated being 100% deployed at any point in time but obviously we are working very hard to get that capital to work in the face of a very competitive environment.

        As of 9/30/04, we had roughly $435 million of total assets outstanding in Fund III that reflects pay downs, payoffs, and sell downs; in certain instances we have originated assets and then sold down to control our position limits. As of 9/30/04, we have drawn in excess of roughly a third of the total capital which does not include a fairly significant capital call that we have just made into the fund post 9/30/04 and which has been funded by our partners to finance recent originations that we are in the process of closing right now.

        We believe that we will be able to substantially deploy the capital in Fund III prior to the scheduled end of the investment period. But it is tough in this environment right now.

        Henry Stockman:

        Thanks a lot.

        John Klopp:

        Thank you.

        Conference Coordinator:

        We now have a follow-up question from Don Destino with JMP Securities.

        Please go ahead.


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Page 21


        Donald Destino:

        Regarding your liquidity position and pipeline, you said $63 million of liquidity, and obviously the leverage looks modest relative to the types of assets you're in. Would using up that liquidity get you to a leverage ceiling? And is there something else you can do in terms of secured lines to increase leverage before you need to actually go out and raise more equity?

        John Klopp:

        The answer is CDO. Depending upon the underlying product and the risk profile of the underlying product and how you can construct the collateral pool with respect to diversification and scale there certainly is additional leverage available in the CDO marketplace and that is one of the appealing features but certainly not the only appealing one.

        I did not answer a previous question as to the anticipated size of the CDO and I still will not, but generally speaking in the marketplace, you will see a minimum size of approximately $300 million in order to create the amount of diversity that is necessary and to create the scale that allows you to amortize the front end cost of this financing and still make it efficient.

        The CDO is in part an exercise of trying to optimize our leverage given the underlying risk profile of the assets on our balance sheet. We do not know yet what the next CDO will look like from either the perspective of the character of the underlying collateral or the nature of the liability side yet. But clearly that technology and the fact that we are now an approved collateral manager and issuer of CDOs can help us in terms of accessing that marketplace going forward.


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Page 22


        Donald Destino:

        So am I thinking about this correctly that you have $63 million, can I call that unencumbered capital, and an 80% advance rate would mean you need about $60 million of equity for a $300 million CDO? Is that the way I could think about it if I want it somewhere down the line model in a CDO?

        John Klopp:

        It is the way you could think about it if the character of the assets and the CDO were similar to CDO-1. That is an accurate calculation based upon that data point.

        Again, we are considering different variations on theme and where we end up in terms of leverage will depend upon how we calibrate the risk profile of the assets that produce the collateral.

        Donald Destino:

        Perfect. I appreciate it. Thanks again.

        John Klopp: Thank you.

        Conference Coordinator:

        It appears there are no further questions. Gentlemen, do you have any concluding comments for the group?

        John Klopp:

        Thank you all for your interest and your confidence in Capital Trust and stay tuned for more to come. Thank you.

        Conference Coordinator:

        That concludes the Capital Trust Third Quarter 2004 Conference Call. A recorded replay of the conference call will be available from noon on November 4th through midnight on November 18th. The replay call number is 1-800-839-6136 or 402-220-2572 for international callers.

        Thank you and you may now disconnect your phone lines. Have a great day.

                                       END